Exhibit 21.1 Subsidiaries

        Name                                       Jurisdiction of Incorporation
        ----                                       -----------------------------

Big Mountain Water Co.                                        Montana

Big Mountain Development Corporation                          Montana

Big Mountain Club LLC                                         Montana


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